UNITED STATES
                        SECURITIES EXCHANGE COMMISSION
                            Washington, D.C. 20549
-------------------------------------------------------------------------------

                                 SCHEDULE 13D
                   Under the Securities Exchange Act of 1934
                              (Amendment No. 7)*

                          DORAL FINANCIAL CORPORATION
                          ---------------------------
                               (Name of Issuer)

                    Common Stock, $1.00 par value per share
                -------------------------------------------------
                        (Title of Class of Securities)

                                   25811P100
                            -------------------------
                                (CUSIP Number)

                                 Salomon Levis
                          Triple-S Plaza, 12th Floor
                           1510 F.D. Roosevelt Ave.
                          Guaynabo, Puerto Rico 00968
                                (787) 707-1819
                         ------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                               December 28, 2006
                     -------------------------------------
            (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this statement because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                          Continued on following pages
                               Page 1 of 10 Pages

                                 SCHEDULE 13D

CUSIP No. 25811P100                                           Page 2 of 10 Pages
.................................................................................
1.   Names of Reporting Persons.

     I.R.S. Identification Nos. of above persons (entities only).



     SALOMON LEVIS

.................................................................................
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a) [ ]

     (b) [ ]
.................................................................................
3.   SEC Use Only
.................................................................................
4.   Source of Funds (See Instructions)

     Not Applicable
.................................................................................
5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

     [  ]
.................................................................................
6.   Citizenship or Place of Organization

     Delaware
.................................................................................
Number of             7.   Sole Voting Power              183,639
Shares                ..........................................................
Beneficially          8.   Shared Voting Power            None
Owned by Each         ..........................................................
Reporting             9.   Sole Dispositive Power         183,639
Person With           ..........................................................
                      10.  Shared Dispositive Power       None
.................................................................................
11.  Aggregate Amount Beneficially Owned by Each Reporting Person

     183,639
.................................................................................
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

     [  ]
.................................................................................
13.  Percent of Class Represented by Amount in Row (11)

     0.2%
.................................................................................
14.  Type of Reporting Person:

     OO

                                                              Page 3 of 10 Pages

                  This Amendment No. 7 to Schedule 13D relates to shares of Common Stock, $1.00 par value per share (the "Shares"), of Doral Financial Corporation (the "Issuer"). This Amendment No. 7 supplementally amends the initial statement on Schedule 13D, dated October 5, 1995, and all amendments thereto (collectively, the "Initial Statement"). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Initial Statement. The Initial Statement is supplementally amended as follows.

Item 1            Security and Issuer:

                  This Statement relates to the Shares. The address of the principal executive office of the Issuer is 1451 Franklin D. Roosevelt Avenue, San Juan, Puerto Rico 00920.

Item 2            Identity and Background:

                  (a) This Statement is filed on behalf of Mr. Salomon Levis ("Mr. Levis," or the "Reporting Person").

                  (b) Mr. Levis' principal business address is Triple-S Plaza, 12th Floor, 1510 F.D. Roosevelt Ave., Guaynabo, Puerto Rico 00968.

                  (c)   The   principal  business  occupation  of  Mr.  Levis is
investment in securities.

                  (d) During the past five years, Mr. Levis has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

                  (e) During the past five years, Mr. Levis was not a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

                  (f)   Mr. Levis  is a citizen of the United States of America.

Item 5            Interest in Securities of the Issuer:

                  According to information filed by the Issuer with the Securities and Exchange Commission in its most recent quarterly report on Form 10-Q, the number of Shares outstanding was 107,948,236 as of September 30, 2006.

                  (a) Mr. Levis may be deemed the beneficial owner of 183,639 Shares (less than 0.2% of the total number of Shares outstanding) held for his account.

                  (b) Mr. Levis may be deemed to have sole power to direct the voting and disposition of the 183,639 Shares that he may be deemed to beneficially own as set forth above.

                  The filing of this Schedule 13D shall not be construed as an admission by the Reporting Person that he is the beneficial owner of any Shares that may be deemed to be beneficially owned by any other person, including any Shares held for the account of David Levis, Zoila Levis, Mario S. Levis, Aidiliza Levis and David R. Levis. Mr. Levis has sole power to vote or direct the vote and the sole power to dispose and direct the disposition of all Shares that he may be deemed to beneficially own as set forth above.

                                                              Page 4 of 10 Pages

                  (c) Except for the transactions listed on Annex A hereto, there have been no transactions with respect to the Shares since October 30, 2006 (60 days prior to the date hereof) by Mr. Levis.

                  (d)   Not applicable.

                  (e) Mr. Levis may not be deemed to be the beneficial owner of more than five percent of the Shares.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer:

                  The   Reporting   Person   does  not   have   any   contracts,
arrangements, understandings or relationships with respect to the securities of the Issuer.

                                                              Page 5 of 10 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date: December 28, 2006                    SALOMON LEVIS


                                           /s/ Salomon Levis
                                           ----------------------

                                                             Page 6 of 10 Pages

                                    ANNEX A

                    RECENT TRANSACTIONS IN THE SECURITIES OF
                           DORAL FINANCIAL CORPORATION

Transactions for the account of Mr. Salomon Levis since October 30, 2006 (the last 60 days).

----------------------------------------------------------------------------------------------------------
Date of Transaction           Nature of Transaction         Number of Shares        Price per Share
----------------------------------------------------------------------------------------------------------
     10/30/2006                       SALE                                400                   $4.52
----------------------------------------------------------------------------------------------------------
     10/30/2006                       SALE                              3,000                   $4.52
----------------------------------------------------------------------------------------------------------
     10/30/2006                       SALE                              1,600                 $4.5201
----------------------------------------------------------------------------------------------------------
     10/30/2006                       SALE                              4,800                   $4.52
----------------------------------------------------------------------------------------------------------
     10/30/2006                       SALE                                200                   $4.52
----------------------------------------------------------------------------------------------------------
     10/30/2006                       SALE                              4,900                 $4.5201
----------------------------------------------------------------------------------------------------------
     10/30/2006                       SALE                                100                 $4.5201
----------------------------------------------------------------------------------------------------------
     10/30/2006                       SALE                              1,200                   $4.51
----------------------------------------------------------------------------------------------------------
     10/30/2006                       SALE                              2,700                   $4.51
----------------------------------------------------------------------------------------------------------
     10/30/2006                       SALE                              1,100                   $4.51
----------------------------------------------------------------------------------------------------------
     10/30/2006                       SALE                              3,800                   $4.51
----------------------------------------------------------------------------------------------------------
     10/30/2006                       SALE                              1,200                   $4.51
----------------------------------------------------------------------------------------------------------
     10/30/2006                       SALE                                 43                   $4.52
----------------------------------------------------------------------------------------------------------
     10/30/2006                       SALE                              3,900                   $4.52
----------------------------------------------------------------------------------------------------------
     10/30/2006                       SALE                                557                   $4.52
----------------------------------------------------------------------------------------------------------
     10/30/2006                       SALE                                500                   $4.52
----------------------------------------------------------------------------------------------------------
     10/30/2006                       SALE                              5,000                   $4.50
----------------------------------------------------------------------------------------------------------
     10/30/2006                       SALE                              1,800                   $4.51
----------------------------------------------------------------------------------------------------------
     10/30/2006                       SALE                                800                   $4.51
----------------------------------------------------------------------------------------------------------
     10/30/2006                       SALE                                200                   $4.51
----------------------------------------------------------------------------------------------------------
     10/30/2006                       SALE                              2,100                   $4.51
----------------------------------------------------------------------------------------------------------
     10/30/2006                       SALE                                100                   $4.51
----------------------------------------------------------------------------------------------------------
     10/30/2006                       SALE                              2,600                   $4.51
----------------------------------------------------------------------------------------------------------
     10/30/2006                       SALE                                400                   $4.51
----------------------------------------------------------------------------------------------------------
     10/30/2006                       SALE                                500                   $4.51
----------------------------------------------------------------------------------------------------------
     10/30/2006                       SALE                                500                   $4.51
----------------------------------------------------------------------------------------------------------
     10/30/2006                       SALE                                500                   $4.51
----------------------------------------------------------------------------------------------------------
     10/30/2006                       SALE                                500                   $4.51
----------------------------------------------------------------------------------------------------------
     10/30/2006                       SALE                              5,000                   $4.51
----------------------------------------------------------------------------------------------------------
     10/30/2006                       SALE                                300                   $4.50
----------------------------------------------------------------------------------------------------------
     10/30/2006                       SALE                                500                   $4.50
----------------------------------------------------------------------------------------------------------
     10/30/2006                       SALE                                200                   $4.50
----------------------------------------------------------------------------------------------------------
     10/30/2006                       SALE                              1,000                   $4.50
----------------------------------------------------------------------------------------------------------
     10/30/2006                       SALE                                600                   $4.50
----------------------------------------------------------------------------------------------------------
     10/30/2006                       SALE                                200                   $4.50
----------------------------------------------------------------------------------------------------------
     10/30/2006                       SALE                                300                   $4.50
----------------------------------------------------------------------------------------------------------
     10/30/2006                       SALE                                100                   $4.50
----------------------------------------------------------------------------------------------------------

                                                                                        Page 7 of 10 Pages

----------------------------------------------------------------------------------------------------------
     10/30/2006                       SALE                                500                   $4.50
----------------------------------------------------------------------------------------------------------
     10/30/2006                       SALE                              1,000                   $4.50
----------------------------------------------------------------------------------------------------------
     10/30/2006                       SALE                                300                   $4.50
----------------------------------------------------------------------------------------------------------
     10/30/2006                       SALE                                100                   $4.50
----------------------------------------------------------------------------------------------------------
     10/30/2006                       SALE                                500                   $4.50
----------------------------------------------------------------------------------------------------------
     10/30/2006                       SALE                                700                   $4.50
----------------------------------------------------------------------------------------------------------
     10/30/2006                       SALE                                500                   $4.50
----------------------------------------------------------------------------------------------------------
     10/30/2006                       SALE                                500                   $4.50
----------------------------------------------------------------------------------------------------------
     10/30/2006                       SALE                                300                   $4.50
----------------------------------------------------------------------------------------------------------
     10/30/2006                       SALE                                500                   $4.50
----------------------------------------------------------------------------------------------------------
     10/30/2006                       SALE                                200                   $4.50
----------------------------------------------------------------------------------------------------------
     10/30/2006                       SALE                                500                   $4.50
----------------------------------------------------------------------------------------------------------
     10/30/2006                       SALE                              1,000                   $4.50
----------------------------------------------------------------------------------------------------------
     10/30/2006                       SALE                                200                   $4.50
----------------------------------------------------------------------------------------------------------
     10/31/2006                       SALE                              2,600                   $4.63
----------------------------------------------------------------------------------------------------------
     10/31/2006                       SALE                              2,400                 $4.6301
----------------------------------------------------------------------------------------------------------
     10/31/2006                       SALE                              2,300                 $4.6301
----------------------------------------------------------------------------------------------------------
     10/31/2006                       SALE                              2,700                 $4.6301
----------------------------------------------------------------------------------------------------------
     10/31/2006                       SALE                              1,000                 $4.6301
----------------------------------------------------------------------------------------------------------
     10/31/2006                       SALE                              4,000                 $4.6301
----------------------------------------------------------------------------------------------------------
     10/31/2006                       SALE                              5,000                 $4.6201
----------------------------------------------------------------------------------------------------------
     11/1/2006                        SALE                              1,900                 $4.66
----------------------------------------------------------------------------------------------------------
     11/1/2006                        SALE                              1,000                 $4.66
----------------------------------------------------------------------------------------------------------
     11/1/2006                        SALE                                100                 $4.66
----------------------------------------------------------------------------------------------------------
     11/1/2006                        SALE                              8,900                 $4.66
----------------------------------------------------------------------------------------------------------
     11/1/2006                        SALE                                200                 $4.66
----------------------------------------------------------------------------------------------------------
     11/1/2006                        SALE                                400                 $4.66
----------------------------------------------------------------------------------------------------------
     11/1/2006                        SALE                                400                 $4.66
----------------------------------------------------------------------------------------------------------
     11/1/2006                        SALE                                100                 $4.67
----------------------------------------------------------------------------------------------------------
     11/2/2006                        SALE                                900                 $4.27
----------------------------------------------------------------------------------------------------------
     11/2/2006                        SALE                              1,000                 $4.27
----------------------------------------------------------------------------------------------------------
     11/2/2006                        SALE                              1,000                 $4.27
----------------------------------------------------------------------------------------------------------
     11/2/2006                        SALE                                500                 $4.27
----------------------------------------------------------------------------------------------------------
     11/2/2006                        SALE                              1,000                 $4.27
----------------------------------------------------------------------------------------------------------
     11/2/2006                        SALE                                600                 $4.27
----------------------------------------------------------------------------------------------------------
     11/2/2006                        SALE                                300                 $4.27
----------------------------------------------------------------------------------------------------------
     11/2/2006                        SALE                              1,000                 $4.27
----------------------------------------------------------------------------------------------------------
     11/2/2006                        SALE                                200                 $4.27
----------------------------------------------------------------------------------------------------------
     11/2/2006                        SALE                                500                 $4.27
----------------------------------------------------------------------------------------------------------
     11/2/2006                        SALE                              2,400                 $4.27
----------------------------------------------------------------------------------------------------------
     11/2/2006                        SALE                                100                 $4.27
----------------------------------------------------------------------------------------------------------
     11/2/2006                        SALE                                100                 $4.27
----------------------------------------------------------------------------------------------------------
     11/2/2006                        SALE                                100                 $4.27
----------------------------------------------------------------------------------------------------------

                                                                                        Page 8 of 10 Pages

----------------------------------------------------------------------------------------------------------
     11/2/2006                        SALE                                100                 $4.27
----------------------------------------------------------------------------------------------------------
     11/2/2006                        SALE                                200                 $4.27
----------------------------------------------------------------------------------------------------------
     11/10/2006               CHARITABLE DONATION                       5,000                 $0.00
----------------------------------------------------------------------------------------------------------
     11/14/2006               CHARITABLE DONATION                      15,000                 $0.00
----------------------------------------------------------------------------------------------------------
     11/14/2006                       SALE                              9,000                 $4.27
----------------------------------------------------------------------------------------------------------
     11/14/2006                       SALE                              1,000                 $4.27
----------------------------------------------------------------------------------------------------------
     11/14/2006                       SALE                                100                 $4.21
----------------------------------------------------------------------------------------------------------
     11/14/2006                       SALE                                 92                 $4.21
----------------------------------------------------------------------------------------------------------
     11/14/2006                       SALE                                100                 $4.21
----------------------------------------------------------------------------------------------------------
     11/14/2006                       SALE                                  8                 $4.21
----------------------------------------------------------------------------------------------------------
     11/14/2006                       SALE                                200                 $4.21
---------------------------------------------------------------------------------------------------------
     11/14/2006                       SALE                                100                 $4.21
---------------------------------------------------------------------------------------------------------
     11/14/2006                       SALE                                750                 $4.21
---------------------------------------------------------------------------------------------------------
     11/14/2006                       SALE                                100                 $4.21
---------------------------------------------------------------------------------------------------------
     11/14/2006                       SALE                                100                 $4.21
---------------------------------------------------------------------------------------------------------
     11/14/2006                       SALE                                300                 $4.21
---------------------------------------------------------------------------------------------------------
     11/14/2006                       SALE                                300                 $4.21
---------------------------------------------------------------------------------------------------------
     11/14/2006                       SALE                                292                  $4.21
----------------------------------------------------------------------------------------------------------
     11/14/2006                       SALE                                300                  $4.21
----------------------------------------------------------------------------------------------------------
     11/14/2006                       SALE                                100                  $4.21
----------------------------------------------------------------------------------------------------------
     11/14/2006                       SALE                                100                  $4.21
----------------------------------------------------------------------------------------------------------
     11/14/2006                       SALE                                100                  $4.21
----------------------------------------------------------------------------------------------------------
     11/14/2006                       SALE                                100                  $4.21
----------------------------------------------------------------------------------------------------------
     11/14/2006                       SALE                                300                  $4.21
----------------------------------------------------------------------------------------------------------
     11/14/2006                       SALE                                200                  $4.21
----------------------------------------------------------------------------------------------------------
     11/14/2006                       SALE                                100                  $4.21
----------------------------------------------------------------------------------------------------------
     11/14/2006                       SALE                                100                  $4.21
----------------------------------------------------------------------------------------------------------
     11/14/2006                       SALE                                100                  $4.21
----------------------------------------------------------------------------------------------------------
     11/14/2006                       SALE                                200                  $4.21
----------------------------------------------------------------------------------------------------------
     11/14/2006                       SALE                                100                  $4.21
----------------------------------------------------------------------------------------------------------
     11/14/2006                       SALE                                  8                  $4.21
----------------------------------------------------------------------------------------------------------
     11/14/2006                       SALE                                750                  $4.21
----------------------------------------------------------------------------------------------------------
     11/14/2006                       SALE                              1,000                  $4.21
----------------------------------------------------------------------------------------------------------
     11/14/2006                       SALE                                700                  $4.21
----------------------------------------------------------------------------------------------------------
     11/14/2006                       SALE                                200                  $4.21
----------------------------------------------------------------------------------------------------------
     11/14/2006                       SALE                                100                  $4.21
----------------------------------------------------------------------------------------------------------
     11/14/2006                       SALE                                200                  $4.21
----------------------------------------------------------------------------------------------------------
     11/14/2006                       SALE                                300                  $4.21
----------------------------------------------------------------------------------------------------------
     11/14/2006                       SALE                                100                  $4.21
----------------------------------------------------------------------------------------------------------
     11/14/2006                       SALE                                100                  $4.21
----------------------------------------------------------------------------------------------------------
     11/14/2006                       SALE                                100                  $4.21
----------------------------------------------------------------------------------------------------------
     11/14/2006                       SALE                                100                  $4.21
----------------------------------------------------------------------------------------------------------
     11/14/2006                       SALE                                100                  $4.21
----------------------------------------------------------------------------------------------------------

                                                                                        Page 9 of 10 Pages

----------------------------------------------------------------------------------------------------------
     11/14/2006                       SALE                                100                  $4.21
----------------------------------------------------------------------------------------------------------
     11/14/2006                       SALE                                100                  $4.21
----------------------------------------------------------------------------------------------------------
     11/14/2006                       SALE                                300                  $4.21
----------------------------------------------------------------------------------------------------------
     11/14/2006                       SALE                                100                  $4.21
----------------------------------------------------------------------------------------------------------
     11/14/2006                       SALE                                300                  $4.21
----------------------------------------------------------------------------------------------------------
     11/14/2006                       SALE                                100                  $4.21
---------------------------------------------------------------------------------------------------------
     11/14/2006                       SALE                                300                  $4.21
---------------------------------------------------------------------------------------------------------
     11/14/2006                       SALE                                400                  $4.21
---------------------------------------------------------------------------------------------------------
     11/14/2006                       SALE                                100                  $4.21
---------------------------------------------------------------------------------------------------------
     11/14/2006                       SALE                                100                  $4.21
---------------------------------------------------------------------------------------------------------
     11/14/2006                       SALE                                100                  $4.21
----------------------------------------------------------------------------------------------------------
     11/14/2006                       SALE                              4,600                  $4.20
----------------------------------------------------------------------------------------------------------
     11/14/2006                       SALE                                300                  $4.20
----------------------------------------------------------------------------------------------------------
     11/14/2006                       SALE                              1,000                  $4.20
----------------------------------------------------------------------------------------------------------
     11/14/2006                       SALE                                700                  $4.20
----------------------------------------------------------------------------------------------------------
     11/14/2006                       SALE                              3,400                  $4.20
----------------------------------------------------------------------------------------------------------
     11/15/2006                       SALE                              5,000                  $4.73
----------------------------------------------------------------------------------------------------------
     11/15/2006                       SALE                              1,500                  $4.63
----------------------------------------------------------------------------------------------------------
     11/15/2006                       SALE                              1,000                  $4.63
----------------------------------------------------------------------------------------------------------
     11/15/2006                       SALE                              1,000                  $4.63
----------------------------------------------------------------------------------------------------------
     11/15/2006                       SALE                                500                  $4.63
----------------------------------------------------------------------------------------------------------
     11/15/2006                       SALE                              1,000                  $4.63
----------------------------------------------------------------------------------------------------------
     11/15/2006                       SALE                              4,900                  $4.52
----------------------------------------------------------------------------------------------------------
     11/15/2006                       SALE                                100                  $4.52
----------------------------------------------------------------------------------------------------------
     11/15/2006                       SALE                              5,000                  $4.47
----------------------------------------------------------------------------------------------------------
     11/15/2006                       SALE                              5,000                  $4.36
----------------------------------------------------------------------------------------------------------
     11/15/2006                       SALE                              1,000                  $4.36
----------------------------------------------------------------------------------------------------------
     11/15/2006                       SALE                              1,500                  $4.36
----------------------------------------------------------------------------------------------------------
     11/15/2006                       SALE                                100                  $4.36
----------------------------------------------------------------------------------------------------------
     11/15/2006                       SALE                                100                  $4.36
---------------------------------------------------------------------------------------------------------
     11/15/2006                       SALE                                100                  $4.36
---------------------------------------------------------------------------------------------------------
     11/15/2006                       SALE                                100                  $4.36
---------------------------------------------------------------------------------------------------------
     11/15/2006                       SALE                                100                  $4.36
---------------------------------------------------------------------------------------------------------
     11/15/2006                       SALE                                100                  $4.36
---------------------------------------------------------------------------------------------------------
     11/15/2006                       SALE                                200                  $4.36
---------------------------------------------------------------------------------------------------------
     11/15/2006                       SALE                                100                  $4.36
---------------------------------------------------------------------------------------------------------
     11/15/2006                       SALE                                300                  $4.36
---------------------------------------------------------------------------------------------------------
     11/15/2006                       SALE                                100                  $4.36
---------------------------------------------------------------------------------------------------------
     11/15/2006                       SALE                                100                  $4.36
---------------------------------------------------------------------------------------------------------
     11/15/2006                       SALE                                100                  $4.36
----------------------------------------------------------------------------------------------------------
     11/15/2006                       SALE                              1,000                 $4.365
----------------------------------------------------------------------------------------------------------
     11/16/2006               CHARITABLE DONATION                       5,000                  $0.00
----------------------------------------------------------------------------------------------------------

                                                                                      Page 10 of 10 Pages

----------------------------------------------------------------------------------------------------------
     11/16/2006                       SALE                              3,900                  $4.61
----------------------------------------------------------------------------------------------------------
     11/16/2006                       SALE                                100                  $4.61
----------------------------------------------------------------------------------------------------------
     11/16/2006                       SALE                                500                  $4.61
----------------------------------------------------------------------------------------------------------
     11/16/2006                       SALE                                100                  $4.61
----------------------------------------------------------------------------------------------------------
     11/16/2006                       SALE                                100                  $4.61
----------------------------------------------------------------------------------------------------------
     11/16/2006                       SALE                                200                  $4.61
----------------------------------------------------------------------------------------------------------
     11/16/2006                       SALE                                100                  $4.61
----------------------------------------------------------------------------------------------------------
     11/16/2006                       SALE                              2,700                  $4.61
----------------------------------------------------------------------------------------------------------
     11/16/2006                       SALE                                200                  $4.61
---------------------------------------------------------------------------------------------------------
     11/16/2006                       SALE                                300                  $4.61
---------------------------------------------------------------------------------------------------------
     11/16/2006                       SALE                                200                  $4.61
---------------------------------------------------------------------------------------------------------
     11/16/2006                       SALE                                200                  $4.61
---------------------------------------------------------------------------------------------------------
     11/16/2006                       SALE                                100                  $4.61
---------------------------------------------------------------------------------------------------------
     11/16/2006                       SALE                                100                  $4.61
---------------------------------------------------------------------------------------------------------
     11/16/2006                       SALE                                400                  $4.61
---------------------------------------------------------------------------------------------------------
     11/16/2006                       SALE                                300                  $4.61
---------------------------------------------------------------------------------------------------------
     11/16/2006                       SALE                                500                  $4.61
----------------------------------------------------------------------------------------------------------
     11/16/2006                       SALE                              2,500                  $4.61
----------------------------------------------------------------------------------------------------------
     11/16/2006                       SALE                                500                  $4.61
----------------------------------------------------------------------------------------------------------
     11/16/2006                       SALE                                200                  $4.61
----------------------------------------------------------------------------------------------------------
     11/16/2006                       SALE                                323                  $4.61
----------------------------------------------------------------------------------------------------------
     11/16/2006                       SALE                                300                  $4.61
----------------------------------------------------------------------------------------------------------
     11/16/2006                       SALE                                200                  $4.61
----------------------------------------------------------------------------------------------------------
     11/16/2006                       SALE                                977                  $4.61
----------------------------------------------------------------------------------------------------------
     11/21/2006                       SALE                              5,000                  $4.18
----------------------------------------------------------------------------------------------------------
     11/21/2006                       SALE                              1,040                  $4.18
----------------------------------------------------------------------------------------------------------
     11/21/2006                       SALE                              1,000                  $4.20
----------------------------------------------------------------------------------------------------------
     11/21/2006                       SALE                                 35                  $4.23
----------------------------------------------------------------------------------------------------------
     11/21/2006                       SALE                                100                  $4.21
----------------------------------------------------------------------------------------------------------
     11/21/2006                       SALE                              1,000                  $4.21
----------------------------------------------------------------------------------------------------------
     11/21/2006                       SALE                                100                 $4.215
----------------------------------------------------------------------------------------------------------
     11/21/2006                       SALE                                125                 $4.225
----------------------------------------------------------------------------------------------------------
     11/21/2006                       SALE                                500                 $4.225
----------------------------------------------------------------------------------------------------------
     11/21/2006                       SALE                                100                  $4.22
----------------------------------------------------------------------------------------------------------
     11/21/2006                       SALE                              1,000                  $4.21
----------------------------------------------------------------------------------------------------------
     11/21/2006                       SALE                              5,000                  $4.18
----------------------------------------------------------------------------------------------------------
     11/22/2006                       SALE                              5,000                  $4.21
----------------------------------------------------------------------------------------------------------
     11/30/2006                       SALE                              5,000                  $4.03
----------------------------------------------------------------------------------------------------------
     11/30/2006                       SALE                              5,000                  $4.04
----------------------------------------------------------------------------------------------------------
     12/7/2006                CHARITABLE DONATION                      10,000                  $0.00
----------------------------------------------------------------------------------------------------------

